UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): April 26, 2006

ABRAXIS BIOSCIENCE, INC.

(Exact name of Registrant as Specified in its Charter)

Delaware	0-33407	68-0389419
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11777 San Vicente Blvd., #550, Los Angeles, CA	90049
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (310) 826-8505

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01	ENTRY INTO A MATERIAL AGREEMENT

Co-Promotion and Strategic Marketing Services Agreement. On April 26, 2006, we entered into a Co-Promotion and Strategic Marketing Services Agreement with AstraZeneca UK Limited, a wholly-owned subsidiary of AstraZeneca PLC. Under the Agreement, we and AstraZeneca will co-promote Abraxane®, our proprietary taxane oncology product, in the United States for a term of five and one-half years beginning July 1, 2006.

The Agreement provides for an up-front signing fee of $200 million payable by AstraZeneca. We and AstraZeneca will equally share in the costs associated with advertising and promoting Abraxane® in the U.S. and certain clinical trials that are part of the product’s overall clinical development program. AstraZeneca will be entitled to receive a 22% commission on net sales of Abraxane® during the term of the Agreement. We will be entitled to receive certain milestone payments from AstraZeneca in the event FDA approvals for new indications for Abraxane® are obtained within specified timelines.

Under the terms of the Agreement, we have granted AstraZeneca a right of first offer to license or co-promote Abraxane®, outside the U.S., other than selected countries, should we seek to co-license or promote Abraxane®, outside of the U.S. In addition, we have granted AstraZeneca a right of first offer to license or co-promote nab™-Docetaxel in the U.S. and other selected countries should we seek to license or co-promote nab™-Docetaxel in those countries.

Asset Purchase Agreement. On April, 26, 2006, we also entered into an Asset Purchase Agreement with AstraZeneca UK Limited to acquire AstraZeneca’s U.S. anesthetics and analgesic products portfolio, which include Diprivan® (propofol), Naropin® (ropivacaine), as well as a variety of local anesthetics including EMLA® (Eutectic Mixture of Lidocaine and Prilocaine), Xylocaine® (lidocaine), Polocaine® (mepivacaine), Nesacaine® (chloroprocaine HCl Injection, USP), Sensorcaine® (bupivacaine), and Astramorph® (morphine sulfate injection, USP). Under the Agreement, we will pay to AstraZeneca $275 million at closing and $75 million on the first anniversary of closing. At the closing, AstraZeneca will also enter into an exclusive supply agreement with us under which AstraZeneca will supply these products to us for an initial term of five years from closing. Closing of this acquisition transaction is subject to customary conditions, including, expiration or termination of the Hart-Scott-Rodino Act waiting period and obtaining certain third-party contractual consents. In addition, AstraZeneca has agreed that we will be its preferred partner for consideration of certain proprietary injectable products when patents on these products expire.

Under the terms of the Agreement, AstraZeneca has granted us a right of first offer to purchase or license AstraZeneca’s anesthetics and analgesics portfolio outside of the U.S. should AstraZeneca decide to divest these assets.

Employment Agreement. On April 26, 2006, our board ratified an employment agreement with Carlo Montagner, the President of Abraxis Oncology, a division of our company, that he entered into with American BioScience in January 2006. Under the terms of the agreement, Mr. Montagner receives an annual base salary of $675,000, subject to annual review by our board of directors, and will be eligible to participate in our bonus plan designed for other executive officers. Mr. Montagner’s bonus target will be 50% of his base salary for the first year of employment. In addition, consistent with the terms of the agreement, Mr. Montagner received an option to purchase 50,000 shares of our common stock on April 26, 2006 with an exercise price of $30.45, which was the closing price of our common stock on the date of grant. This option will vest in four equal annual installments with the first installment vesting on the first anniversary of the grant date. The agreement also provides that Mr. Montagner will be paid $400,000 in cash and/or our common stock in four equal annual installments provided that Mr. Montagner is employed by us upon the date of each annual installment payment. Mr. Montagner is also entitled to reimbursement of relocation expenses.

In the event that Mr. Montagner’s employment is terminated by us for cause, or because of his death or disability, he (or his estate in the event of death) will receive his salary up to the termination date, and any benefits required to be provided under our employee benefit plans.

In the event that Mr. Montagner’s employment is terminated by us without cause, he will receive (in addition to his salary up to the termination date and post-termination benefits under our benefit plans) continuation of salary based on his then-current base salary and a bonus (if applicable) paid in monthly installments calculated based on prior bonuses paid, for a twenty-four month period after such termination (the “Severance Period”). In addition, Mr. Montagner’s stock option for the purchase of 50,000 shares of common stock would accelerate up to the end of the Severance Period. In the event Mr. Montagner receives severance payments, he has agreed to not compete with us during the Severance Period.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ABRAXIS BIOSCIENCE, INC.

Date: May 2, 2006	By:	/s/ Patrick Soon-Shiong
Patrick Soon-Shiong Chief Executive Officer